EXHIBIT 15

Date: October 21, 1994



Board of Directors
First Virginia Banks, Inc.



We are aware of the incorporation by reference in the Registration Statement (Form S-4) and the related Proxy Statement-Prospectus of First Virginia Banks, Inc. for the registration of 4,048,584 shares of its common stock of our reports dated April 11 and July 11, 1994 relating to the unaudited consolidated interim financial statements of First Virginia Banks, Inc. which are included in its respective Form 10-Q, for the quarters ended March 31 and June 30, 1994.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




                                                /s/ ERNST & YOUNG LLP

                                                ERNST & YOUNG LLP

                                                Washington, D.C.